MARCH 2005

                          PREMIER ALLIANCE GROUP, INC.

                                 CODE OF ETHICS


Premier Alliance Group, Inc.'s mission includes the promotion of professional conduct in the practice of its financial management. Those persons responsible for financial management at Premier Alliance Group, Inc. hold an important and elevated role in corporate governance in that they are uniquely capable and empowered to ensure that the interests of all those involved with Premier Alliance Group, Inc.--including shareholders, employees, customers, and the public--are appropriately balanced, protected and preserved.

This code of ethics provides principles for those persons responsible for Premier Alliance Group, Inc.'s financial management. These persons are expected to adhere to these principles and advocate them. These principles embody rules regarding individual and peer responsibilities, as well as responsibilities to other employees, the public and shareholders. Any violations of this code of ethics may result in disciplinary action.

All those persons responsible for financial management worldwide at Premier Alliance Group, Inc. will do as follows:

     o Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

     o Provide public disclosure of information that is accurate, complete, objective, relevant, timely and understandable.

     o Comply with rules and regulations of federal, state and local governments, and other appropriate private and public regulatory agencies.

     o Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one's independent judgment to be subordinated.

     o Respect the confidentiality of information acquired in the course of one's work except when authorized or otherwise legally obligated to disclose.

     o Not use for personal advantage confidential information acquired in the course of their work.

     o Share knowledge and maintain skills important and relevant to Premier Alliance Group, Inc.

     o Proactively promote and be an example of ethical behavior as a responsible partner among peers, in the work environment and the community.

     o Achieve responsible use of and control over all assets and resources employed or entrusted.

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